Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We consent to the incorporation by reference in Registration Statements Nos. 333-160201 and 333-164606 on Form S-8 and Registration Statement No. 333-194345 on Form S-3, of our report dated February 18, 2014 (April 24, 2014 as to the effects of the accounting changes discussed in Note 2) relating to the consolidated financial statements and financial statement schedule of Mead Johnson Nutrition Company and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding changes in certain of the Company’s principles of accounting for defined benefit pension and other post-employment benefit plans), appearing in this Current Report on Form 8-K of Mead Johnson Nutrition Company.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
April 24, 2014